Exhibit 10.01

SOFTWARE SALE AGREEMENT

     THIS SOFTWARE SALE AGREEMENT (“Agreement”) made the 12th day of December, 2019, by and between TRUE NATURE HOLDING, Inc., (“TNTY” or the “Company”) a Delaware corporation having its principal office 1355 Peachtree Street, Suite 1150, Atlanta, Georgia, their successors and assignees, and Pharmaceutical Care Consultants of Fl. Inc. DBA Skips Pharmacy (“Skips”), a Florida corporation, Inc., having its principal office at 160 SW 12th Ave Suite 102, Deerfield Beach, Fl 33442 (“Skips”), and their successors and assignees.

W I T N E S S E T H:

     WHEREAS, TNTY has developed and is continuing developing proprietary software known as the Simple HIPAA Script Ordering System (“Simple HIPAA Scripts”) which is a part of a larger software solution it owns and has fully paid for the development of;

and

     WHEREAS, Skips has assisted in the development specifications as noted in the Licensing Agreement between the parties dated June 30, 2018 and now desires to use the software in its own operation, and for resale to 3rd parties;

     WHEREAS, TNTY is willing to provide a source code license for the developed software for use by Skips, and a right to resell the object code version of the software provided to Skips, with all further development efforts to become the sole responsibility of Skips; and

     WHEREAS, TNTY and Skips desire to enter into this Agreement to succeed the previous License Agreement and provide for the ability to allow Skips to sell versions of the Software for exclusive use in the United States, and to provide for payment of fees under this agreement, waiving any previous agreement, as hereinafter defined under the License Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties do hereby agree as follows:

     1.     SALE OF SOFTWARE.  Subject to the terms of this Agreement, TNTY (the “Software Owner”), do each hereby sell to Skips and Skips hereby purchases from the Software Owners the source code with an exclusive right to use, copy, reproduce and license the Software for use in its own business operations, and to allow Skips to resell object code versions of the software to third parties, as defined in paragraph 2(b) of this Agreement throughout the United States of America and in all segments of any industries and markets in the United States.

     2.     DEFINITIONS.  For purposes of this Agreement, the following definitions shall apply:

          (a)     ”Documentation” shall mean the any documentation material which relates to the Software, describes the functionality of the Software and instructs Skips personnel in the use of the Software, as may be amended, revised or corrected from time to time by TNTY.

          (b)     ”Software” shall mean both the object code and source code versions of the computer programs related to the Simple HIPAA Script Ordering System licensed by Skips under this Agreement and any related Documentation, in machine readable and/or printed form, furnished to Skips under this Agreement.

     3.     PURCHASE PRICE.

          (a)     In consideration for the purchase by Skips of all the Software rights exclusively in the United States under this Agreement, Skips shall pay the Software Owners an aggregate of $25,000 (“Purchase Price”) which shall be paid as follows:

(i)	$25,000 in total payments until the Purchase Price is fully paid; consisting of:

(ii)	$1,000 previously paid by Skips at June 30, 2018;

(iii)	$2,500 to be paid on execution of this agreement;

(iv)

an additional amount equal to ten percent (10%) of the gross sales price received by Skips on any subsequent sale of the object code to 3rd parties, until such time that a total of $25,000 has been paid to TNTY, at which time the software license will be “fully paid” and no further payments shall be due.

          (b)     TNTY and Skips reaffirm the License Agreement of June 30, 2018, which are and shall be in full force and effect to secure the software, with payments and rights to use the source code, and to resell the object code, to be modified by this agreement.

     4.     COVENANTS OF THE SOFTWARE OWNERS AND SKIPS.   The Software Owner consent and agree that they have sold to Skips and Skips has purchased a non-exclusive right to use and resell this software within the United States of America:

          (a)     The right to use of the source code of the Software and the right to make enhancements, derivative works, modifications or upgrades to the Software for use in its own operations;

          (b)     The right to make, sell, rent, lease, assign, transfer, convey, copy, distribute, license and otherwise commercialize the object code version of the Software;

          (c)     The right to reverse engineer, disassemble, compile, decompile or merge the Software; and

          (d)     The right to utilize the Software for any lawful purpose within the United States of America. This Agreement sells to Skips all the interest in or to the Software and the Documentation in the United States. Notwithstanding the foregoing, Skips acknowledges and agrees that the Software, Documentation and other information supplied to Skips, and any copies thereof are proprietary products of the Software Owners protected under applicable trade secret law.

     6.     CONFIDENTIALITY.  Skips and the Software Owners acknowledge and agree that from time to time during the course of Skips use of the Software, and various documentation regarding the same, including but not limited to, schematic diagrams, repair and operation manuals, etc., valuable, secret, proprietary and/or Confidential Information (as defined below) relating to the Software Owners will likely come into the possession of Skips, the disclosure of which would materially adversely affect their business and operations. For purposes of this paragraph 6 the term Confidential Information shall include but shall not be limited to any information or data used by or relating to the Software Owners, or the Software that is not known generally to the industry in which they are or may be engaged, including any and all trade secrets, confidential or proprietary data, information relating to their business and products, price lists, processes, and procedures or standards, know-how, software, software codes, software code documentation, business strategies, drawings, specifications, designs, inventions, and other information whether or not relating to the Software, and whether or not reduced to writing, and shall also include any information provided to them by any other party which is the subject of a non-disclosure or similar agreement between them and such other party. VGPO agrees that it will at all times hold in confidence and safeguard any Confidential Information from falling into the hands of any unauthorized person and, in particular, will not permit any Confidential Information to be read, duplicated or copied, inspected, reverse engineered, decompiled, disclosed, disseminated or in any way analyzed or tested, except respecting the Software as expressly permitted by paragraphs 1 and 3 of this Agreement. The protections for FSS and Software Owners' interests provided for herein are intended to extend beyond items of expression to include, without limitation the ideas, concepts, designs, etc., which are a part of or are otherwise connected with the Software.

     7.     SECURITY AND ENFORCEMENT.

          (a)     Skips reaffirms, acknowledges and agrees that the Purchase Price, and the rights of the Software Owners under this Agreement are and shall continue to be secured under the Security Agreements.

          (b)     The Software Owners shall have the right to enforce any breach of this Agreement by Skips by whatever remedies are available under law including specifically, but not exclusively through exercise of their rights as secured parties under the Security Agreements.

     8.     GENERAL.

          (a)     Notices.  All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made if hand delivered, mailed from within the United States by certified or registered mail, or sent to the applicable address(es) appearing in the preamble to this Agreement, or to such other address as a party may have designated by like notice forwarded to the other parties hereto. All notices, except notices of change of address, shall be deemed given when mailed or hand delivered and notices of change of address shall be deemed given when received.

          (b)     Binding Agreement; Non-Assignability. Each of the provisions and agreements contained in this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the respective parties hereto; but none of the rights or obligations of Skips shall be assignable without the prior written consent of the Software Owners.

          (c)     Entire Agreement.  This Agreement, the Security Agreements and the other documents referenced herein, constitute the entire understanding of the parties hereto with respect to the subject matter hereof, and supersedes any prior understandings or agreements, oral or written, including without limitation any provisions of the License Agreement, and no amendment, modification or alteration of the terms hereof shall be binding unless the same shall be in writing, dated subsequent to the date hereof and duly approved and executed by each of the parties hereto.

          (d)     Application of Florida Law.  This Agreement and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Florida.

          (e)     Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (f)     No Waiver.  The failure of either party to enforce any rights granted under this Agreement or to take action against the other party in the event of any breach hereunder shall not be deemed a waiver by that party as to the subsequent enforcement of rights or subsequent action in the event of future breaches.

     IN WITNESS WHEREOF, TNTY and Skips have caused this Agreement to be executed by their duly authorized officers on the date first above written.

TRUE NATURE HOLDING, INC.	PHARMACY CARE CONSULTANTS OF FLORIDA, INC. DBA SKIPS PHARMACY
By: /s/ Julie Smith President	By: /s/ Phillip Giordano President

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